Exhibit 3.69

ARTICLES OF ORGANIZATION

OF

BRIM PHYSICIANS GROUP OF COLORADO, LLC

The following Articles of Organization are hereby filed with the Secretary of State of the State of Colorado.

ARTICLE I

NAME

The name of the company shall be Brim Physicians Group of Colorado, LLC (hereinafter referred to as “Company”).

ARTICLE II

PURPOSES

The Company shall be organized for the purpose of operating a Colorado provider network under Part 3, Article 18 of title 6, C.R.S. to provide healthcare services and to permit persons licensed or certified by the State of Colorado to provide professional healthcare services as part of the provider network. The Company shall at all times comply with the standards of professional conduct promulgated by the various licensure boards for the respective healthcare professionals. The Company’s status as a Colorado provider network shall not exempt any licensed or certified professional from compliance with any applicable licensure or regulatory statute, nor shall any scope of practice of any such provider be expanded, reduced, or otherwise modified by virtue of membership in or affiliation with the Company.

The Company shall exercise the powers and privileges conferred upon corporations by the laws of Colorado only in furtherance of and subject to its corporate purpose as stated in the preceding paragraph. The Company shall not practice medicine, or any other licensed healthcare profession, and shall do nothing to affect the licensed professionals exercise of their independent professional judgment in providing patient care services.

ARTICLE III

REGISTERED AGENT & OFFICE

The address of the registered office of the Company is 1535 Grant Street, Suite 140, Denver, Colorado 80203, and the name of the registered agent at such address is National Registered Agents, Inc. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE IV

PRINCIPAL PLACE OF BUSINESS

The principal office and place of business of the Company is 720 West Highway 24, Woodland Park, Colorado 80863.

ARTICLE V

MANAGEMENT

The management of the Company shall be vested in the Manager. The initial Manager of the Company is as follows:

Name	Business Address
Brim Healthcare of Colorado, LLC	105 Westwood Place, Suite 300
d/b/a Pikes Peak Regional Hospital	Brentwood, Tennessee 37027

There is at least one Member of the Company.

ARTICLE VI

INDEPENDENT JUDGMENT

No provision in these Articles of Organization, and no agreement, arrangement or understanding by, between or among the Company and any professional licensed or certified by the State of Colorado shall affect the exercise of the licensed or certified professional’s independent judgment in the practice of the profession, and the Company shall not practice medicine or any other licensed profession. No licensed professional shall be required to exclusively refer any patient to a particular provider or supplier or take any other action the licensed professional determines not to be in the patient’s best interest. In all other respects, the business affairs of the Company shall be managed by the Manager. Nothing in these Articles of Organization shall be construed to cause the Company to be vicariously liable to a patient or third person for the professional negligence or other tortious conduct of a licensed professional who is a member or employee of the Company.

ARTICLE VII

OPERATING AGREEMENT; AUTHORITY AND MEMBER ASSESSMENTS

The manner in which the Company conducts its business and affairs and the rights and obligations of its Members, including Members’ obligations to contribute additional capital to the Company or to pay any Member assessment, to the extent not expressly required by and provided for in the Act, shall be set forth in the Operating Agreement of the Company, as may from time to time be amended in accordance with the provisions contained therein.

ARTICLE VIII

INDEMNIFICATION AND LIABILITY

The Company shall indemnify the Members and make advances for expenses to the maximum extent permitted under Section 7-80-410 of the Colorado Act. The Company shall indemnify its employees and other agents who are not Members to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by a majority vote of the Members.

ARTICLE IX

PERSON FILING DOCUMENT

The name and address of the individual who causes this document to be delivered for filing and to whom the Secretary of State may deliver notice if filing of this document is refused are as follows:

Wallis S. Stromberg

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

2